Exhibit 99.1

Press Release

October 30, 2015

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD NET INCOME, DECLARES QUARTERLY DIVIDEND.

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that third quarter 2015 net income was $5.4 million, or $0.34 per diluted common share. This is the highest net income recorded by the Company for the third quarter of any year. It compares to third quarter 2014 net income of $5.1 million, or $0.32 per diluted common share. On October 28, 2015, the Company’s Board of Directors declared a regular quarterly dividend of $0.16 per common share. The dividend is payable on November 25, 2015, to shareholders of record on November 11, 2015.

For the first nine months of 2015, net income was $15.8 million, or $0.98 per diluted common share, up from $14.2 million, or $0.89 per diluted common share, for the first nine months of 2014.

“Our momentum continued in the third quarter,” commented Dave Nelson, President and Chief Executive Officer of West Bancorporation, Inc. “This is the fifth quarter in a row we have had record earnings for each respective quarter.”

Mr. Nelson added, “We were also pleased to be named a “Sm-All Star” by the investment banking firm of Sandler O’Neill + Partners, L.P. This is the fourth consecutive year West Bancorporation, Inc. has been included in this group of high performing banks, and our Company is the only bank or thrift in the United States to be included in each of the last four years. We believe this is the direct result of the work and dedication of all of our employees. It is truly a team effort.”

Brad Winterbottom, West Bank President, said, “Loan growth continued in the third quarter of 2015, increasing by $22.7 million since June 30, 2015. At September 30, 2015, our loans were 14.5 percent higher than at September 30, 2014. At the same time, our credit quality continued to improve. Deposits grew 15.1 percent during the past 12 months. We appreciate the hard work of all of our bankers.”

Newly appointed Eastern Iowa Market President, Jim Conard, commented, “The eastern Iowa market continued its solid growth in the real estate loan portfolio, which increased by 11.5 percent during the third quarter of 2015. We are please that in addition to growth in our loan portfolio, we had significant growth in our deposit base, which was over $270 million as of September 30, 2015. We expect our robust commercial loan and deposit development efforts to result in continued growth in the fourth quarter and beyond.”

“We had an excellent third quarter in Rochester, with loans outstanding increasing to over $79 million, which was an increase of 16.9 percent since June 30, 2015,” said Mike Zinser, Rochester Market President. “Much of our loan portfolio growth during the quarter was relationship-based as more local businesses moved their banking to West Bank.” Mr. Zinser continued, “We are very pleased that in addition to growing our loan portfolio, we have also increased deposits and added over a dozen Rochester clients to our trust department so far in 2015. We broke ground for construction of our new, permanent Rochester location, which we believe will help us continue expanding our market share. Our West Bank team members are well known in the Rochester community, and combined with our traditional, relationship-based banking, we think the business community finds our approach refreshing.”

The Company filed its report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 2:00 p.m. Central Time today, Friday, October 30, 2015. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until November 14, 2015, by dialing 877-344-7529. The replay passcode is 10058102.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; cyber-attacks; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	September 30, 2015	September 30, 2014
Assets
Cash and due from banks	$36,194	$34,480
Federal funds sold	18,592	204
Investment securities available for sale, at fair value	325,617	287,913
Investment securities held to maturity, at amortized cost	51,280	51,364
Federal Home Loan Bank stock, at cost	14,210	13,964
Loans	1,240,038	1,083,077
Allowance for loan losses	(14,660)	(13,345)
Loans, net	1,225,378	1,069,732
Premises and equipment, net	11,115	10,609
Bank-owned life insurance	32,657	31,910
Other assets	18,124	22,625
Total assets	$1,733,167	$1,522,801

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$447,386	$347,279
Interest-bearing:
Demand	241,250	217,141
Savings	578,775	495,613
Time of $250,000 or more	13,622	23,502
Other time	106,103	121,727
Total deposits	1,387,136	1,205,262
Short-term borrowings	61,660	43,870
Long-term borrowings	128,357	130,621
Other liabilities	6,797	7,323
Stockholders' equity	149,217	135,725
Total liabilities and stockholders' equity	$1,733,167	$1,522,801

Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2015	2014	2015	2014
Interest income
Loans, including fees	$13,313	$11,934	$38,934	$34,936
Investment securities	1,806	1,912	5,493	5,888
Other	28	14	60	43
Total interest income	15,147	13,860	44,487	40,867
Interest expense
Deposits	500	592	1,622	1,851
Short-term borrowings	7	5	38	23
Long-term borrowings	934	974	2,804	2,780
Total interest expense	1,441	1,571	4,464	4,654
Net interest income	13,706	12,289	40,023	36,213
Provision for loan losses	200	100	400	250
Net interest income after provision for loan losses	13,506	12,189	39,623	35,963
Noninterest income
Service charges on deposit accounts	663	713	1,934	2,106
Debit card usage fees	463	443	1,367	1,306
Trust services	302	363	944	1,013
Revenue from residential mortgage banking	45	457	132	1,059
Increase in cash value of bank-owned life insurance	183	198	550	534
Realized investment securities gains, net	—	210	47	716
Other income	279	238	743	759
Total noninterest income	1,935	2,622	5,717	7,493
Noninterest expense
Salaries and employee benefits	4,056	3,961	12,051	12,059
Occupancy	1,031	1,072	3,090	3,107
Data processing	595	546	1,738	1,626
FDIC insurance expense	209	190	620	561
Other real estate owned expense	—	3	—	398
Other expenses	1,658	1,614	4,939	5,001
Total noninterest expense	7,549	7,386	22,438	22,752
Income before income taxes	7,892	7,425	22,902	20,704
Income taxes	2,466	2,362	7,101	6,502
Net income	$5,426	$5,063	$15,801	$14,202

Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2015
3rd Quarter	$0.34	$0.34	$0.16	$20.99	$17.67
2nd Quarter	0.33	0.33	0.16	20.46	17.98
1st Quarter	0.32	0.32	0.14	19.94	16.00

2014
4th Quarter	$0.36	$0.36	$0.14	$17.05	$14.00
3rd Quarter	0.32	0.32	0.12	15.68	14.01
2nd Quarter	0.30	0.30	0.12	16.45	13.53
1st Quarter	0.28	0.27	0.11	15.98	13.64
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2015	2014	2015	2014
Return on average assets	1.28%	1.32%	1.28%	1.27%
Return on average equity	14.63%	15.00%	14.62%	14.61%
Net interest margin	3.59%	3.56%	3.59%	3.58%
Efficiency ratio*	46.30%	48.39%	47.12%	50.16%

			As of September 30,
			2015	2014
Texas ratio*			2.35%	6.21%
Allowance for loan losses ratio			1.18%	1.23%
Tangible common equity ratio			8.61%	8.91%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.